Exhibit 10.17

FORM OF

RESTRICTED STOCK AWARD AGREEMENT

UNDER THE MOTORSPORT GAMES INC.

2020 EQUITY INCENTIVE PLAN

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”) is entered into pursuant to the Motorsport Games Inc. 2020 Equity Incentive Plan (the “Plan”). This Agreement is made effective as of _________ (the “Date of Grant”) by and between Motorsport Games Inc., a Delaware corporation (the “Company”), and _______________ (the “Grantee”).

1. Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to such terms in the Plan.

2. Grant of Stock. Subject to the terms and conditions of this Agreement and Section 8.1 of the Plan, the Company hereby awards Grantee __________ shares of Stock representing Restricted Stock Award under the Plan (such shares shall be referred to herein as the “Restricted Shares”).

3. Vesting of Restricted Shares.

(a) General Rule. The Restricted Shares granted pursuant to Section 2 above shall become vested and nonforfeitable on __________________ (“Vesting Date”).

(b) [Termination. Notwithstanding Section 3(a) above, upon a termination of employment (or termination of service in the case of a Consultant or Non-Employee Director), all of the Restricted Shares (to the extent not previously vested) shall be forfeited.]1

(c) Change in Control. Notwithstanding Section 3(a) or 3(b) above, all of the Restricted Shares (to the extent not previously vested), shall become vested and nonforfeitable if a Change of Control occurs prior to a Vesting Date.

4. Stockholder Rights. Grantee will have all rights of the stockholder with respect to the Restricted Shares as of the Date of Grant; provided, however, that the Restricted Shares that have not become vested and nonforfeitable may not be transferred or assigned by Grantee or by operation of law, other than by will or by the laws of descent and distribution. For the avoidance of doubt, Grantee shall have the right to receive dividends with respect to the Restricted Shares.

5. Right to Terminate Service. Nothing contained in this Agreement shall create a contract of employment (or service) or give Grantee a right to continue in the employ (or service) of the Company or any Subsidiary, or restrict the right of the Grantee to terminate his employment at any time or the Company or a Subsidiary to terminate the employment (or service) of Grantee at any time.

6. Adjustments. Upon the occurrence of certain events relating to the Company’s Common Stock as contemplated by Section 10 of the Plan, an adjustment shall be made to the Restricted Shares granted hereby as the Committee, in its sole discretion, deems equitable or appropriate to prevent dilution or enlargement of the rights of Grantee.

1 To be revised if the Grantee has inconsistent provisions in the applicable employment or similar agreement.

7. Additional Restrictions on Transfer. The Restricted Shares issued hereunder shall be subject to any additional restrictions on transfer then in effect pursuant to the certificate of incorporation or by-laws of the Company.

8. Withholding. Pursuant to Section 14 of the Plan, the Company may require Grantee to remit to the Company the minimum amount necessary to satisfy all applicable income and employment taxes required to be withheld by the Company in connection with this Agreement.

9. Section 83(b). The Grantee understands that Section 83 of the Code taxes as ordinary income the difference between the amount paid, if any, for the Restricted Shares and the fair market value of the Restricted Shares on each Vesting Date. The Grantee understands that he may elect, pursuant to Section 83(b) of the Code, to be taxed at the time the Restricted Shares are granted rather than when and as the Restricted Shares vest by filing a Section 83(b) election with the Internal Revenue Service within 30 days from the date the Restricted Shares are transferred to Grantee. Grantee understands that failure to make this filing timely shall result in the recognition of ordinary income by the Grantee on the fair market value of the Restricted Shares as the Restricted Shares become vested and nonforfeitable. GRANTEE ACKNOWLEDGES THAT IT IS GRANTEE’S SOLE RESPONSIBILITY, AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION UNDER SECTION 83(b), EVEN IF GRANTEE REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON GRANTEE’S BEHALF.

10. Clawback. Pursuant to Section 12.6 of the Plan, every Award issued pursuant to the Plan is subject to potential forfeiture or “clawback” to the fullest extent called for by applicable federal or state law or any policy of the Company. By accepting this Award, the Grantee agrees to be bound by, and comply with, the terms of any such forfeiture or “clawback” provision imposed by applicable federal or state law or prescribed by any policy of the Company.

11. Plan. This Agreement and all rights of Grantee under this Agreement are subject to all of the terms and conditions of the Plan, which are incorporated herein by reference. In the event of a conflict or inconsistency between the terms and conditions of this Agreement and the Plan, the terms and conditions of the Plan shall govern. Grantee agrees to be bound by the terms of the Plan and this Agreement. Grantee acknowledges having read and understood the Plan and this Agreement. Unless otherwise expressly provided in other sections of this Agreement, provisions of the Plan that confer discretionary authority on the Board or the Committee do not (and shall not be deemed to) create any rights in Grantee unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Committee so conferred by appropriate action of the Board or the Committee under the Plan after the date hereof.

12. Entire Agreement. This Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. This Agreement may be amended only by a written agreement executed by the Company and Grantee.

13. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

14. Section Headings. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

15. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of law principles thereunder.

by executing this AGREEMENT, GRANTEE accepts participation in the plan, acknowledges that he has read and understands the provisions of this AGREEMENT and the plan, and agrees that this AGREEMENT AND THE pLAN shall govern the terms and conditions of thIS AWARD.

IN WITNESS WHEREOF, the Company and Grantee have duly executed this Agreement effective as of the Date of Grant set forth above.

MOTORSPORT GAMES INC.	GRANTEE

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